Exhibit 99.1
FOR IMMEDIATE RELEASE
First Niagara Announces Completion of the Acquisition of National City
Branches in Western Pennsylvania
LOCKPORT, N.Y.—September 8, 2009— First Niagara Financial Group, Inc. (Nasdaq: FNFG), announced today that it has completed the acquisition of 57 Western Pennsylvania bank branches including $3.9 billion of deposits and $757 million of performing loans from National City Bank, a subsidiary of The PNC Financial Services Group, Inc.
All acquired branches in and around Pittsburgh, Warren and Erie, Pa. open this morning as First Niagara locations. In addition, all First Niagara customers can also bank at 69 ATMs across the area.
“We are very pleased to begin serving more than 200,000 customers across Western Pennsylvania,” said John R. Koelmel, president and CEO of First Niagara. “Our ability to complete this transaction and re-open these branches as First Niagara locations, in less than five months, is a tribute to our employees, especially the more than 500 new Pennsylvania-based colleagues who we welcome into the First Niagara family.”
At the election of First Niagara and pursuant to the securities purchase agreement previously entered into between National City, PNC and First Niagara, First Niagara issued, and National City purchased, $150 million of 12% senior notes maturing September 10, 2014. First Niagara has the ability to prepay this debt in whole or part prior to the maturity date without penalty.
First Niagara was advised by the investment banking firm of Goldman, Sachs & Co. and by the law firm of Luse Gorman Pomerenk & Schick.
About First Niagara Financial Group
With the addition of the acquired branches, First Niagara now has approximately $13.2 billion in assets and provides financial services to individuals, families and businesses through 170 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. In July 2009, First Niagara announced its plans to acquire Harleysville National Corporation and its $5.6 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. For more information, visit www.fnfg.com.
First Niagara Officer Contacts

Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com

Leslie G. Garrity	Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com